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                                                                       Exhibit 5

                                 July 13, 2001

Maytag Corporation
403 West Fourth Street North
Newton, Iowa 50208

Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Maytag Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the sale and transfer of up to 500,000 shares of Common Stock, par value $1.25 per share (the "Shares"), of the Company, together with the associated Preferred Stock Purchase Rights (the "Rights"), to be received by Amana Appliance Company, L.P. ("Amana") pursuant to that certain agreement dated as of June 4, 2001 among the Company, Maytag Worldwide N.V., Amana and Goodman Global Holdings, Inc. (the "Purchase Agreement"). The terms of the Rights are set forth in the Rights Agreement dated as of February 12, 1998 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank.

     I am familiar with the proceedings to date with respect to the proposed sale and transfer of the Shares and the Rights and have examined such records, documents and questions of law, and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

     Based on the foregoing, I am of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. The Shares, upon the due execution, countersignature and delivery of certificates evidencing the Shares in accordance with the Purchase Agreement, will be legally issued, fully paid and nonassessable.

     3. The Rights, upon the due execution, countersignature and delivery of certificates evidencing the Shares in accordance with the Purchase Agreement, will be validly issued under the Rights Agreement.

     I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or "Blue Sky" laws of the various states to the sale and transfer of the Shares and the Rights.

     This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

     I hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.

                              Very truly yours,

                              /s/ Roger K. Scholten